Exhibit 5.7

November 12, 2013

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special local counsel in the State of Nevada, the State of Illinois and the State of Colorado, as applicable, with respect to (i) Cash America, Inc. of Illinois, an Illinois corporation (“Cash America Illinois”), and Uptown City Pawners, Inc., an Illinois corporation (“Uptown” and, together with Cash America Illinois, the “Illinois Guarantors”), (ii) Cash America, Inc. of Nevada, a Nevada corporation (the “Nevada Guarantor”) and (iii) Cash America, Inc. of Colorado, a Colorado corporation (the “Colorado Guarantor” and, together with the Illinois Guarantors and the Nevada Guarantor, the “Opinion Guarantors”), in each case, in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by Cash America International, Inc., a Texas corporation (the “Issuer”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to the issuance and exchange of up to $300,000,000 in aggregate principal amount of the Issuer’s 5.75% Senior Notes due 2018 (the “Exchange Notes”) for a like principal amount of outstanding 5.75% Senior Notes due 2018. The Exchange Notes will be issued under that certain Indenture, dated May 15, 2013, by and among the Issuer, the Opinion Guarantors, Wells Fargo Bank, National Association, as trustee, and the other parties signatory thereto (as amended, the “Indenture”). The Exchange Notes will be unconditionally guaranteed by each of Opinion Guarantors pursuant to the guarantees set forth in the Indenture (such guarantees given by the Opinion Guarantors are collectively referred to herein as the “Exchange Guarantees”).

In rendering this opinion, we have examined originals or certified, conformed or reproduction copies of such corporate records of the Opinion Guarantors and other certificates and documents of officials of the Opinion Guarantors, public officials, and others as we have deemed appropriate for purposes of this opinion. We have assumed (i) the genuineness of all signatures of all persons on such documents, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents submitted to us as certified, conformed, or reproduced copies. As to questions of material fact relevant to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Opinion Guarantors.

GREENBERG TRAURIG, LLP   ■   ATTORNEYS AT LAW   ■   WWW.GTLAW.COM

Cash America International, Inc.

November 12, 2013

Based upon and subject to the foregoing and the limitations and qualifications set forth herein, we are of the opinion that:

1. The Nevada Guarantor is a corporation validly existing under Chapter 78 of the Nevada Revised Statutes (the “NRS”). Based solely upon a certificate of good standing issued by the Secretary of State of the State of Nevada on November 6, 2013, we confirm that the Nevada Guarantor is in good standing under the laws of the State of Nevada as of the date of such certificate.

2. Each of the Illinois Guarantors is a corporation validly existing under the Illinois Business Corporation Act of 1983 (805 ILCS 5) (the “IL BCA”). Based solely upon certificates of good standing issued by the Secretary of State of the State of Illinois on November 6, 2013, we confirm that each of the Illinois Guarantors is in good standing under the laws of the State of Illinois as of the date of such certificates.

3. The Colorado Guarantor is a corporation validly existing under the Colorado Business Corporation Act (the “CO BCA”). Based solely upon a certificate of good standing issued by the Secretary of State of the State of Colorado on November 6, 2013, we confirm that the Colorado Guarantor is in good standing under the laws of the State of Colorado as of the date of such certificate.

4. The Nevada Guarantor (i) had the corporate power and authority under the NRS to execute and deliver the Indenture at the time of such execution and delivery and (ii) has the corporate power and authority under the NRS to perform its obligations under the Indenture (including the Exchange Guarantees set forth in the Indenture).

5. Each of the Illinois Guarantors (i) had the corporate power and authority under the IL BCA to execute and deliver the Indenture at the time of such execution and delivery and (ii) has the corporate power and authority under the IL BCA to perform its obligations under the Indenture (including the Exchange Guarantees set forth in the Indenture).

6. The Colorado Guarantor (i) had the corporate power and authority under the CO BCA to execute and deliver the Indenture at the time of such execution and delivery and (ii) has the corporate power and authority under the CO BCA to perform its obligations under the Indenture (including the Exchange Guarantees set forth in the Indenture).

7. The execution, delivery and performance of the Indenture (including the Exchange Guarantees set forth in the Indenture) has been duly authorized by all requisite corporate action on the part of each of the Opinion Guarantors.

8. The Indenture has been duly executed and delivered by each of the Opinion Guarantors.

The opinions set forth herein are (i) expressed as of the date hereof unless otherwise expressly stated, and we do not undertake to advise you of any changes in such opinions from matters that might hereafter arise or be brought to our attention after the date the Registration Statement becomes effective and (ii) limited to the NRS, IL BCA and CO BCA and reported judicial decisions interpreting these statutes, in each case, as in effect or in existence (as the case may be) as of the date hereof. We have not considered, and express no opinion on, the laws of any other jurisdiction, or any other laws of the State of Nevada, the State of Illinois or the State of Colorado.

GREENBERG TRAURIG, LLP

Cash America International, Inc.

November 12, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5.7 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Hunton & Williams LLP, special counsel to the Issuer, may rely upon this opinion solely for purposes of the opinion such firm expects to deliver and file in connection with the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP